Exhibit 1

Pricing Agreement, dated August 29, 2002, between the Republic and the Underwriters named therein, relating to the
Republic’s $3,000,000,000 3.625% Global Notes due September 14, 2007

PRICING AGREEMENT

Dated as of
August 29, 2002

Merrill Lynch International
Salomon Smith Barney Inc. and
UBS AG, acting through its business group UBS Warburg
c/o Merrill Lynch International
    (as Representatives of the several Underwriters
    named in Schedule I hereto)
Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
England

     Dear Sirs:

US$3,000,000,000 3.625% Global Notes due September 14, 2007

     The Republic of Italy (“Italy”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 16, 1993 (the “Underwriting Agreement”), between Italy on the one hand and the parties thereto on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Subject to the amendments to the Underwriting Agreement set forth below, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of August 29, 2002 in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to Merrill Lynch International, Salomon Smith Barney Inc. and UBS AG, acting through its business group UBS Warburg. The offering of the Designated Securities will be jointly lead-managed by Merrill Lynch International, Salomon Smith Barney Inc. and UBS AG, acting through its business group UBS Warburg. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the addresses of the Representatives are set forth on Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Italy agrees to issue and sell to each of the Underwriters, and the Underwriters agree, jointly and severally, to purchase from Italy, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriters in Schedule I hereto. The Underwriters agree to comply with the selling restrictions contained in Schedule II hereto.

     By signing this Pricing Agreement it is agreed that the Underwriting Agreement be and is hereby amended by: (i) substituting all references in the Underwriting Agreement to the obligations of the Underwriters being “several” or “several and not joint” with an obligation on the part of the Underwriters to purchase the Designated Securities on a joint and several basis as provided above; (ii) deleting Section 9 in its entirety; (iii) substituting the reference to “Sullivan & Cromwell” in section 7(b) with a reference to “Skadden, Arps, Slate, Meagher & Flom LLP”; and (iv) including in the definition of “Fiscal Agent”, Citibank, N.A. and including in the definition of “Fiscal Agency Agreement,” the Fiscal Agency Agreement, dated as of February 6, 2002, between Italy and Citibank, N.A., as fiscal agent.

     In connection with this issue of Designated Securities, UBS AG, acting through its business group UBS Warburg (the “Stabilizing Manager”) (or any duly appointed person acting for the Stabilizing Manager) may over-allot or effect transactions with a view to supporting the market price of the Designated Securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no obligation on the Stabilizing Manager (or any agent of the Stabilizing Manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilizing shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that Italy has not authorized the creation and issue of Designated Securities in excess of $3,000,000,000 in aggregate principal amount.

     Italy acknowledges that it has been informed of the Financial Services Authority’s informational guidance referred to in the price stabilizing rules made by the UK Financial Services Authority.

     If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and Italy. It is understood that your acceptance of this letter is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to Italy for examination upon request.

Very truly yours,

REPUBLIC OF ITALY

By: /s/ Maria Cannata
D.ssa Maria Cannata
Director General — Treasury Department — Direction II
Ministry of Economy and Finance

Accepted as of the date hereof.

MERRILL LYNCH INTERNATIONAL
As Representative of the Underwriters
named in Schedule I hereto.

By: /s/ Nancy L. Kennan
Name: Nancy L. Kennan
Title: Attorney-in-Fact

SCHEDULE I

Principal Amount of
Designated
Securities to be
Underwriter	purchased

Merrill Lynch International	920,000,000
Salomon Smith Barney Inc.	920,000,000
UBS AG, acting through its business group UBS Warburg	920,000,000
ABN AMRO Bank N.V.	30,000,000
Banca IMI S.p.A.	30,000,000
Credit Suisse First Boston (Europe) Limited	30,000,000
Deutsche Bank AG London	30,000,000
Goldman Sachs International	30,000,000
Lehman Brothers International (Europe)	30,000,000
Nomura International plc	30,000,000
UniCredit Banca Mobiliare S.p.A.	30,000,000

Total	US$3,000,000,000

SCHEDULE II

Title of Designated Securities:

3.625% Global Notes due September 14, 2007 (the “Securities”).

Aggregate principal amount:

US$3,000,000,000

Price to Public:

99.821% of the principal amount of the Securities, plus accrued interest, if any, from and including September 4, 2002.

Purchase Price by Underwriters:

99.721% of the principal amount of the Securities plus accrued interest, if any, from and including September 4, 2002.

Specified funds for payment of purchase price:

Book-entry transfer in immediately available funds.

Fiscal Agency Agreement:

Fiscal Agency Agreement, dated as of February 6, 2002, between Italy and Citibank, N.A., as Fiscal Agent.

Maturity:

September 14, 2007, at par.

Interest Rate:

The Securities will bear interest at the rate of 3.625% per annum payable semi-annually in arrears in two equal payments.

Interest Payment Dates:

March 14 and September 14 of each year, commencing March 14, 2003 (long first coupon) (each an “Interest Payment Date”), with interest accrued from September 4, 2002, provided such day is a Banking Day. If any Interest Payment Date is not a Banking Day, payment shall be made on the immediately succeeding Banking Day. Interest will be paid to the persons in whose names the Securities are registered at the close of business on the preceding February 27 and August 30, as the case may be (the “Record Date”). “Banking Day” means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close. Interest will be calculated on the basis of a 360-year of twelve 30-day months.

Redemption:

None.

Sinking Fund Provisions:

None.

Time of Delivery:

2:00 P.M., London time, on September 4, 2002 or as otherwise agreed by Italy and the Underwriters (the “Closing Date”).

Closing Location:

Skadden, Arps, Slate, Meagher & Flom LLP One Canada Square Canary Wharf London E14 5DS England

Name and addresses of the Underwriters:

Designated Representatives:	Merrill Lynch International Salomon Smith Barney Inc. UBS AG, acting through its business group UBS Warburg

Addresses for Notices, etc.:

Merrill Lynch International Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ England

Attention:	EMTN Trading and Distribution Desk
Telephone:	+44 207 995 3995
Facsimile:	+44 207 995 4327

Salomon Smith Barney Inc.
388 Greenwich Street
New York, NY 10013
USA

Attention:	Transaction Structuring
Telephone:	+212 816 5831
Facsimile:	+212 816 0949

UBS AG, acting through its business group UBS Warburg
1 Finsbury Avenue
London EC2M 2PP
England

Attention:	Fixed Income
Telephone:	+44 207 567 2479
Facsimile:	+44 207 568 3349
Telex:	887434 UBSW G

Selling Restrictions:

(a)	Designated Securities to be sold within the United States in circumstances under which Securities Act registration is required will be registered under such Act and accordingly such Act will not prohibit offers and sales in the United States or to or for the account of a U.S. person. Any such sales must be made in accordance with the provisions of the Securities Act, the Exchange Act and any applicable State Law.

(b)	Each of the Underwriters has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

(c)	The Designated Securities have not and will not be registered under the Securities and Exchange Law of Japan. Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriter that it and each such affiliate (i) is purchasing Designated Securities as principal and, in connection with the initial offering of the Designated Securities, has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the Securities and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan, and (ii) will cause any securities dealer to whom it sells Designated Securities to agree that it is purchasing such Designated Securities as principal and that it has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except as aforesaid).

(d)	Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriter that it and each such affiliate will not sell or deliver the Designated Securities and that it will not distribute or make available in Italy the Prospectus or the Prospectus Supplement or any other document relating to the Designated Securities except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998, and any other applicable laws and regulations.

(e)	Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate will not offer, sell or deliver any of the Designated Securities, directly or indirectly, or distribute the Prospectus and Prospectus Supplement or any other offering material relating to the Designated Securities in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

(f)	Except, for the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions as the Underwriters may designate pursuant to the Underwriting Agreement, each Underwriter severally agrees with Italy and the other Underwriter that it and its respective affiliates will obtain any consent, approval or authorization required by them for the subscription, offer or sale by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction outside the United States to which they are subject or in or from which they make such subscription, offer or sale of any of the Designated Securities.

(g)	The Designated Securities being offered or sold in The Netherlands shall be offered and sold under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (vrijstellingsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, promulgated under the Netherlands Securities Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees with Italy and the other Underwriters that it has not and will not publicly promote the offer or sale of the Designated Securities by conducting a generalised advertising or cold-calling campaign within The Netherlands.

Listing:

     Application has been made to list the Securities on the Luxembourg Stock Exchange, EUROMOT (Mercato Telematico Eurobbligazioni) and MTS (Mercato Secondario all’Ingrosso dei Titoli di Stato).

Notification of U.S. Sales:

     The Underwriters and Italy agree, within seven business days following the closing of the transaction contemplated hereby, to report by facsimile to Skadden, Arps, Slate, Meagher & Flom LLP (facsimile +44 20 7519 7070, attention Richard A. Ely/Tara Mokijewski) the aggregate principal amount of Designated Securities sold by such Underwriters in the United States as part of their primary distribution.